Exhibit 99.1
RingCentral Announces First Quarter 2020 Results
Total Revenue up 33%
Total ARR surpassed $1 billion
Enterprise ARR and Channel ARR each surpassed $300 million
Belmont, Calif. – May 6, 2020 – RingCentral, Inc. (NYSE: RNG), a leading provider of global enterprise cloud communications, collaboration, and contact center solutions, today announced financial results for the first quarter ended March 31, 2020.
First Quarter Financial Highlights

•	Total revenue increased 33% year over year to $268 million.

•	Subscriptions revenue increased 33% year over year to $243 million.

•	Annualized Exit Monthly Recurring Subscriptions (ARR) increased 33% year over year to over $1 billion.

•	RingCentral Office® ARR increased 36% year over year to $943 million.

•	Mid-market and Enterprise ARR increased 52% year over year to $524 million.

•	Enterprise ARR increased 59% year over year to $318 million.

•	Channel ARR increased 62% year over year to $329 million.
"We delivered another solid quarter, driven by continued strength in mid-market and enterprise markets,” said Vlad Shmunis, RingCentral’s founder, chairman and CEO. “During this difficult time, it has become even more apparent that legacy on-premise communication systems cannot meet flexible business needs in a work from anywhere environment. Since inception, RingCentral's cloud platform was designed to enable employees to communicate and collaborate from anywhere, on any device, in any mode. This quarter we introduced RingCentral Video (RCV), a reimagined video meetings experience. RCV now completes our differentiated Message Video Phone (MVP) solution that enables workers to stay productive as they work from anywhere."
Financial Results for the First Quarter 2020

•	Revenue: Total revenue was $268 million for the first quarter of 2020, up from $201 million in the first quarter of 2019, representing 33% growth.

•
Operating Income (Loss): GAAP operating loss was ($25) million, compared to a GAAP operating loss of ($7) million in the same period last year, primarily driven by higher share-based compensation and amortization of intangibles. Non-GAAP operating income was $22 million, compared to a non-GAAP operating income of $16 million in the same period last year.

•
Net Income (Loss) Per Share: GAAP net loss per diluted share was ($0.70), compared to ($0.08) in the same period last year, primarily driven by higher share-based compensation, amortization of intangibles, and losses associated with investments and strategic partnerships. Non-GAAP net income per diluted share was $0.19, compared to $0.17 per diluted share in the same period last year. The first quarter of 2020 reflected a 22.5% non-GAAP tax rate. There were no material cash taxes given our net operating loss carryforwards.

•	Cash and Cash Equivalents: Total cash and cash equivalents at the end of the first quarter of 2020 was $762 million. This compares with $344 million at the end of the fourth quarter of 2019.
Additional Highlights

•
Announced RingCentral Video™ (RCV), a reimagined video meetings experience. Leveraging RingCentral's years of experience as a global UCaaS leader, RingCentral Video joins RingCentral messaging and RingCentral phone to complete our differentiated Message Video Phone™ (MVP) solution.

•
Announced general availability of the highly anticipated Avaya Cloud Office™ by RingCentral® solution. Avaya Cloud Office enhances the way organizations communicate with customers, partners, and with colleagues through an all-in-one solution that delivers seamless collaboration across multiple channels.

•	Announced AT&T Office@Hand powered by RingCentral now provides enhanced HD video capabilities through new RingCentral Video™ technology.

•	Issued $1.0 billion aggregate principal amount of 0% Convertible Senior Notes due 2025 priced with a 50% premium to the volume weighted average price per share on February 27, 2020.

•
Announced a new unified desktop app, an entirely reimagined user experience for enterprise communications available both on Windows PCs and Macs. This new app makes it much more efficient for users to communicate, share documents, make calls and schedule, join and host video meetings.

•
Announced the addition of Chief Revenue Officer, Phil Sorgen. Phil is a 24-year Microsoft veteran, and most recently was the Corporate Vice President for the US Enterprise Commercial business. Prior to that, Phil was the Global Channel Chief, harnessing the power of all partners to drive growth for Microsoft.

Financial Outlook
COVID-19 highlights the resiliency of RingCentral's subscription business model. We have incorporated incremental assumptions to our outlook to reflect the current macroeconomic backdrop.
We are raising our 2020 subscriptions revenue outlook to reflect Q1 strength and positive new logo trends in early Q2, along with a prudent outlook for the remainder of the year. We have also assumed $5 to $10 million FX headwinds from weakness of international currencies versus the US dollar. We are adjusting our implied desktop phone revenue outlook to reflect reduced desktop phone demand in the current work from home environment.
Full Year 2020 Guidance:

•	Raising subscriptions revenue range to $1.024 to $1.030 billion, representing annual growth of 25% to 26%. This is up from our prior range of $1.019 to $1.027 billion and annual growth of 25% to 26%.

•	Total revenue range to $1.116 to $1.125 billion, representing annual growth of 24% to 25%, vs the prior range of $1.125 to $1.135 billion.

•	GAAP operating margin between (11.3%) and (9.9%).

•	Non-GAAP operating margin between 9.6% and 9.7%.

•	Non-GAAP tax rate for 2020 assumed to be 22.5%. No material cash taxes expected given net operating loss carryforwards.

•	Non-GAAP EPS range of $0.91 to $0.94 based on 93.5 million fully diluted shares, vs the prior range of $0.93 to $0.94. This reflects a $0.02 impact from lower interest rate assumptions.

•
Share-based compensation range of $185 to $195 million, amortization of debt discount of $46 million, amortization of acquired intangibles range of $34 to $36 million, and acquisition related matters of approximately $1.9 million.

Second Quarter 2020 Guidance:

•	Subscriptions revenue range of $244.5 to $246.5 million, representing annual growth of 26% to 27%.

•	Total revenue range of $260 to $266 million, representing annual growth of 21% to 24%.

•	GAAP operating margin range of (13.8%) to (12.6%).

•	Non-GAAP operating margin of 8.9% to 9.0%.

•	Non-GAAP tax rate assumed to be 22.5%. No material cash taxes expected given net operating loss carryforwards.

•	Non-GAAP EPS of $0.20 to $0.21 based on 93 million fully diluted shares.

•	Share-based compensation range of $49 to $50 million, amortization of debt discount of $13 million, and amortization of acquired intangibles of $8.5 to $9.0 million.

For a reconciliation of our forecasted non-GAAP operating margin, see “Reconciliation of Forecasted Operating Margin GAAP Measures to Non-GAAP Measures.” We have not reconciled our forecasted non-GAAP EPS to its respective forecasted GAAP measure because we do not provide guidance on it. We do not provide guidance on forecasted GAAP EPS because of the inherent uncertainty and complexity involved in forecasting the intercompany remeasurement gain (loss), gain (loss) associated with investments and strategic partnerships, and provision (benefit) from income taxes, which could be significant reconciling items between the non-GAAP and respective GAAP measures. The intercompany remeasurement gain (loss) is affected by the movement in various exchange rates relative to the U.S. Dollar, which is difficult to predict and subject to constant change. We do not provide guidance on gain (loss) associated with investments and strategic partnerships as it is based on future share prices, which are difficult to predict and subject to inherent uncertainties. We do not provide guidance on forecasted GAAP tax rates as we do not forecast discrete tax items as they are difficult to predict. The provision (benefit) from income taxes, excluding discrete items, is expected to have an immaterial impact to our GAAP EPS. We utilized a projected long-term tax rate in our computation of the non-GAAP income tax provision. For fiscal 2020, we have determined the projected non-GAAP tax rate to be 22.5%. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.
Conference Call Details:

•	What: RingCentral financial results for the first quarter of 2020 and outlook for the second quarter and full year of 2020.

•	When: Wednesday, May 6, 2020 at 2:00PM PT (5:00PM ET).

•
Dial-in: To access the call in the United States, please dial (877) 705-6003, and for international callers, dial (201) 493-6725. Callers are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.

•	Webcast: http://ir.ringcentral.com/ (live and replay).

•
Replay: Following the completion of the call through 11:59 PM ET on May 13, 2020, a telephone replay will be available by dialing (844) 512-2921 from the United States or (412) 317-6671 internationally with recording access code 13701796.

Investor Presentation Details
An investor presentation providing additional information and analysis can be found at http://ir.ringcentral.com/.
About RingCentral
RingCentral, Inc. (NYSE: RNG) is a leading provider of cloud Message Video Phone (MVP), customer engagement and contact center solutions for businesses worldwide. More flexible and cost-effective than legacy on-premise PBX and video conferencing systems that it replaces, RingCentral empowers modern mobile and distributed workforces to communicate, collaborate, and connect via any mode, any device, and any location. RingCentral’s open platform integrates with leading third-party business applications and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.
©2020 RingCentral, Inc. All rights reserved. RingCentral, RingCentral Office, RingCentral Video, Message Video Phone, and the RingCentral logo are trademarks of RingCentral, Inc.
Forward-Looking Statements
This press release contains “forward-looking statements,” including but not limited to, statements regarding our future financial results, our GAAP and non-GAAP guidance, our momentum in mid-market and enterprise, the success of our RCV solution, the success of our relationships with Avaya and AT&T, our market opportunity, and the effects of the COVID-19 pandemic. Forward-looking statements are subject to known and unknown risks and uncertainties, and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are: the future effects of the COVID-19 pandemic, our ability to realize the anticipated benefits of our relationships with Avaya and AT&T; our ability to grow at our expected rate of growth; our ability to add and retain larger and enterprise customers and enter new geographies and markets; our ability to continue to release, and gain customer acceptance of, new and improved versions of our services, including RCV; our ability to compete successfully against existing and new competitors; our ability to enter into and maintain relationships with resellers, carriers and strategic partners; our ability to successfully and timely integrate, and realize the benefits of any significant acquisition we may make; our ability to manage our expenses and growth; and general market, political, economic, and business conditions, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and

Results of Operations,” in our Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission, and in other filings we make with the Securities and Exchange Commission from time to time.
All forward-looking statements in this press release are based on information available to RingCentral as of the date hereof, and we undertake no obligation to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter.
Non-GAAP Financial Measures
Our reported financial results and financial outlook include certain Non-GAAP financial measures, including Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, and non-GAAP free cash flow. Non-GAAP subscriptions gross margin is defined as Non-GAAP subscriptions gross profit divided by GAAP subscriptions revenue. Non-GAAP other gross margin is defined as Non-GAAP other gross profit divided by GAAP other revenue. Non-GAAP income (loss) from operations is defined as GAAP income (loss) from operations excluding share-based compensation, amortization of acquisition intangibles, and acquisition related matters including transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, as well as changes in the fair value of contingent consideration obligations. Non-GAAP operating margin is defined as Non-GAAP income (loss) from operations divided by total GAAP revenue. Non-GAAP net income (loss) is defined as GAAP net income (loss) excluding share-based compensation, intercompany remeasurement gains or losses, acquisition related matters, amortization of acquisition intangibles, non-cash interest expense associated with amortization of debt discount and issuance costs related to our convertible senior notes, gain (loss) associated with investments and strategic partnerships, tax benefit from release of valuation allowance, and the related income tax effect of these adjustments.
Non-GAAP diluted shares outstanding include the impact on shares used in per share calculations of our outstanding capped call transactions. Our outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of our convertible notes and therefore are included in the calculations of non-GAAP diluted shares outstanding.
Non-GAAP free cash flow is defined as net cash provided by (used in) operating activities plus cash paid for repayments of convertible senior notes attributable to debt discount, reduced by purchases of property and equipment and capitalized internal-use software. We believe information regarding free cash flow provides useful information to investors in understanding and evaluating the strength of liquidity and available cash.
We have included Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, and Non-GAAP free cash flow in this press release because they are key measures used by us to understand and evaluate our operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, the exclusion of certain expenses and cash flow items in calculating Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, and non-GAAP free cash flow provide useful measure for period-to-period comparisons of our business.
Although Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, and non-GAAP free cash flow are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.
Reconciliations of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release.
Other Measures
Our reported results also include our annualized exit monthly recurring subscriptions, RingCentral Office® annualized exit monthly recurring subscriptions, mid-market and enterprise annualized exit monthly recurring subscriptions, enterprise annualized exit monthly recurring subscriptions, channel partner annualized exit monthly recurring subscriptions, and net monthly subscriptions dollar retention. We define our annualized exit monthly recurring subscriptions as our monthly recurring subscriptions multiplied by 12. Our monthly recurring subscriptions equal the monthly value of all customer recurring charges contracted at the end of a given month. We believe this metric is a leading indicator of our anticipated subscriptions revenue. We calculate our RingCentral Office® annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly recurring subscriptions, except that only customer subscriptions from RingCentral Office® and RingCentral customer engagement solutions customers are included when determining monthly recurring subscriptions for the purposes of calculating this key business metric. We calculate mid-market and enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our RingCentral Office® annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers generating $25,000 or more in annual recurring revenue are included. We calculate enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our RingCentral Office® annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers generating $100,000 or more in annual recurring revenue are included. We calculate channel partner annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly revenue subscriptions, except that only customer subscriptions generated from channel partners are included. We define Dollar Net Change as the quotient of (i) the difference of our Monthly Recurring Subscriptions at the end of a period minus our Monthly Recurring Subscriptions at the beginning of a period minus our Monthly Recurring Subscriptions at the end of the period from new customers we added during the period, (ii) all divided by the number of months in the period. We define our Average Monthly Recurring Subscriptions as the average of the Monthly Recurring Subscriptions at the beginning and end of the measurement period.

Investor Relations Contact:
Ryan Goodman, RingCentral
(650) 918-5356
Ryan.Goodman@ringcentral.com

Media Contact:
Jyotsna Grover
650-513-8712
Jyotsna.Grover@ringcentral.com

TABLE 1
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$762,064	$343,606
Accounts receivable, net	135,433	129,990
Deferred and prepaid sales commission costs	39,775	36,589
Prepaid expenses and other current assets	34,312	25,354
Total current assets	971,584	535,539
Property and equipment, net	97,924	89,230
Operating lease right-of-use-assets	38,820	39,269
Long-term investments	109,942	132,188
Deferred and prepaid sales commission costs, non-current	471,120	462,344
Goodwill	54,830	55,278
Acquired intangibles, net	118,524	127,338
Other assets	9,176	9,561
Total assets	$1,871,920	$1,450,747
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$35,306	$34,612
Accrued liabilities	162,286	138,729
Deferred revenue	110,178	107,372
Total current liabilities	307,770	280,713
Convertible senior notes, net	1,041,991	386,889
Operating lease liabilities	27,027	28,516
Other long-term liabilities	4,708	8,929
Total liabilities	1,381,496	705,047

Stockholders' equity
Common stock	9	9
Additional paid-in capital	840,115	1,033,053
Accumulated other comprehensive income	331	1,948
Accumulated deficit	(350,031)	(289,310)
Total stockholders' equity	$490,424	$745,700
Total liabilities and stockholders' equity	$1,871,920	$1,450,747

TABLE 2
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues
Subscriptions	$243,104	$182,708
Other	24,408	18,781
Total revenues	267,512	201,489
Cost of revenues
Subscriptions	52,433	35,334
Other	21,011	15,501
Total cost of revenues	73,444	50,835
Gross profit	194,068	150,654
Operating expenses
Research and development	40,910	29,787
Sales and marketing	131,312	99,551
General and administrative	47,336	28,779
Total operating expenses	219,558	158,117
Loss from operations	(25,490)	(7,463)
Other income (expense), net
Interest expense	(7,502)	(5,032)
Other (expense) income, net	(27,517)	3,051
Other expense, net	(35,019)	(1,981)
Loss before income taxes	(60,509)	(9,444)
Provision for (benefit from) income taxes	212	(3,086)
Net loss	$(60,721)	$(6,358)
Net loss per common share
Basic and diluted	$(0.70)	$(0.08)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	87,339	81,400

TABLE 3
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(60,721)	$(6,358)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,548	7,696
Share-based compensation	36,589	19,398
Amortization of deferred and prepaid sales commission costs	9,809	6,228
Amortization of debt discount and issuance costs	7,452	4,982
Loss on early extinguishment of debt	7,250	—
Repayment of convertible senior notes attributable to debt discount	(13,894)	—
Reduction of operating lease right-of-use assets	3,843	3,131
Loss (gain) and other related costs on investments	22,246	—
Foreign currency remeasurement (gain) loss	964	(11)
Provision for bad debt	1,492	337
Deferred income taxes	(33)	(235)
Tax benefit from release of valuation allowance	—	(3,245)
Other	45	1,433
Changes in assets and liabilities:
Accounts receivable	(6,935)	(5,267)
Deferred and prepaid sales commission costs	(22,544)	(11,477)
Prepaid expenses and other current assets	(8,958)	(5,834)
Other assets	131	(83)
Accounts payable	888	7,757
Accrued liabilities	19,948	(103)
Deferred revenue	2,806	5,301
Operating lease liabilities	(3,783)	(3,217)
Other liabilities	(74)	(236)
Net cash provided by operating activities	13,069	20,197
Cash flows from investing activities
Purchases of property and equipment	(6,861)	(6,862)
Capitalized internal-use software	(7,389)	(3,543)
Cash paid for business combination, net of cash acquired	—	(27,870)
Net cash used in investing activities	(14,250)	(38,275)
Cash flows from financing activities
Proceeds from issuance of convertible senior notes, net of issuance costs	986,508	—
Payments for 2023 convertible senior notes partial repurchase	(495,704)	—
Payments for capped calls and transaction costs	(60,900)	—
Proceeds from issuance of stock in connection with stock plans	4,802	2,666
Payments for taxes related to net share settlement of equity awards	(10,351)	(1,934)
Payment for contingent consideration for business acquisition	(3,548)	—
Repayment of financing obligations	(511)	—
Net cash provided by financing activities	420,296	732
Effect of exchange rate changes	(657)	47
Net increase (decrease) in cash, cash equivalents and restricted cash	418,458	(17,299)
Cash, cash equivalents and restricted cash
Beginning of period	343,606	566,329
End of period	$762,064	$549,030

TABLE 4
RINGCENTRAL, INC.
RECONCILIATION OF OPERATING INCOME (LOSS)
GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
Revenues
Subscriptions	$243,104	$182,708
Other	24,408	18,781
Total revenues	267,512	201,489
Cost of revenues reconciliation
GAAP Subscriptions cost of revenues	52,433	35,334
Share-based compensation	(2,076)	(1,346)
Amortization of acquisition intangibles	(7,701)	(1,010)
Acquisition related matters	—	(50)
Non-GAAP Subscriptions cost of revenues	42,656	32,928

GAAP Other cost of revenues	21,011	15,501
Share-based compensation	(650)	(295)
Non-GAAP Other cost of revenues	20,361	15,206
Gross profit and gross margin reconciliation
Non-GAAP Subscriptions	82.5%	82.0%
Non-GAAP Other	16.6%	19.0%
Non-GAAP Gross profit	76.4%	76.1%
Operating expenses reconciliation
GAAP Research and development	40,910	29,787
Share-based compensation	(7,467)	(4,262)
Acquisition related matters	—	(347)
Non-GAAP Research and development	33,443	25,178
As a % of total revenues non-GAAP	12.5%	12.5%

GAAP Sales and marketing	131,312	99,551
Share-based compensation	(11,291)	(7,608)
Amortization of acquisition intangibles	(931)	(922)
Acquisition related matters	4	(1,642)
Non-GAAP Sales and marketing	119,094	89,379
As a % of total revenues non-GAAP	44.5%	44.4%

GAAP General and administrative	47,336	28,779
Share-based compensation	(15,105)	(5,887)
Acquisition related matters	(1,863)	(423)
Non-GAAP General and administrative	30,368	22,469
As a % of total revenues non-GAAP	11.4%	11.2%
Income (loss) from operations reconciliation
GAAP loss from operations	(25,490)	(7,463)
Share-based compensation	36,589	19,398
Amortization of acquisition intangibles	8,632	1,932
Acquisition related matters	1,859	2,462
Non-GAAP Income from operations	21,590	16,329
Non-GAAP Operating margin	8.1%	8.1%

TABLE 5
RINGCENTRAL, INC.
RECONCILIATION OF NET INCOME (LOSS)
GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Net (loss) income reconciliation
GAAP net loss	$(60,721)	$(6,358)
Share-based compensation	36,589	19,398
Amortization of acquisition intangibles	8,632	1,932
Acquisition related matters	1,859	2,462
Amortization of debt discount and issuance costs	7,452	4,982
Loss associated with investments and strategic partnerships	20,148	—
Loss on early extinguishment of debt	7,250	—
Intercompany remeasurement loss	898	126
Income tax expense effects (1)	(4,809)	(7,463)
Non-GAAP net income	$17,298	$15,079
Reconciliation between GAAP and non-GAAP weighted average shares used in computing basic and diluted net (loss) income per common share:
Weighted average number of shares used in computing basic net (loss) income per share	87,339	81,400
Effect of dilutive securities	4,927	5,525
Non-GAAP weighted average shares used in computing non-GAAP diluted net income per share	92,266	86,925

Diluted net (loss) income per share
GAAP net loss per share	$(0.70)	$(0.08)
Non-GAAP net income per share	$0.19	$0.17

(1) Income tax expense effects for the three months ended March 31, 2019 include the tax benefit from release of valuation allowance.

TABLE 6
RINGCENTRAL, INC.
RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES
GAAP MEASURES TO NON-GAAP FREE CASH FLOW MEASURES
(Unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$13,069	$20,197
Purchases of property and equipment	(6,861)	(6,862)
Capitalized internal-use software	(7,389)	(3,543)
Repayment of convertible senior notes attributable to debt discount	13,894	—
Non-GAAP free cash flow	$12,713	$9,792

TABLE 7
RINGCENTRAL, INC.
RECONCILIATION OF FORECASTED OPERATING MARGIN
GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in millions)

	Q2 2020		FY 2020
	Low Range	High Range	Low Range	High Range
GAAP revenues	260.0	266.0	1,116.0	1,125.0

GAAP loss from operations	(35.9)	(33.6)	(125.7)	(111.7)
GAAP operating margin	(13.8%)	(12.6%)	(11.3%)	(9.9%)
Share-based compensation	50.0	49.0	195.0	185.0
Amortization of acquisition intangibles	9.0	8.5	36.0	34.0
Acquisition related matters	—	—	1.9	1.9
Non-GAAP income from operations	23.1	23.9	107.1	109.1
Non-GAAP operating margin	8.9%	9.0%	9.6%	9.7%